EXHIBIT 99.1

                                                                       newsrelease
CTS CORPORATION  Elkhart, Indiana 46514      (574) 523-3800

January 14, 2009

FOR RELEASE:  Immediately

CTS REAFFIRMS FULL YEAR GUIDANCE

Elkhart, IN…CTS Corporation (NYSE: CTS) today announced that it is reaffirming its financial guidance for full year 2008 sales and adjusted diluted earnings per share originally provided on October 28, 2008.  Full year 2008 sales are expected to be essentially flat from 2007 and adjusted 2008 earnings per share guidance is now expected to be at the upper end of the $0.71 to $0.76 diluted per share range, or approximately $0.09 to $0.14 adjusted diluted per share range for the fourth quarter 2008. Adjusted 2008 earnings per share guidance excludes the third quarter tax credit and full year restructuring and related charges.

As previously announced, CTS will release earnings for the fourth quarter and full year 2008 at approximately 5:30 p.m. (EST) on Wednesday, January 28, 2009.   A conference call to discuss fourth quarter and full year 2008 financial results is scheduled for Thursday, January 29, 2009 at 11:00 a.m. (EST).  Further information on times and call in numbers can be found on CTS’ January 12, 2009 press release.

About CTS
CTS is a leading designer and manufacturer of electronic components and sensors and a provider of electronics manufacturing services (EMS) to OEMs in the automotive, computer, communications, medical, defense and aerospace and industrial markets. CTS manufactures products in North America, Europe and Asia. CTS' stock is traded on the NYSE under the ticker symbol "CTS.”  To find out more, visit the CTS Web site at www.ctscorp.com.

Safe Harbor Statement
This press release contains statements that are, or may be deemed to be, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements include, but are not limited to, any financial or other guidance, statements that reflect our current expectations concerning future results and events and any other statements that are not based solely on historical fact.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  These forward-looking statements are made subject to certain risks, uncertainties and other factors, which could cause our actual results, performance or achievements to differ materially from those presented in the forward-looking statements, including, without limitation, potential changes in the economy generally and in respect to the businesses in which CTS operates; rapid technological change in the automotive, communications and computer industries; reliance on key customers; CTS’ ability to protect its intellectual property; pricing pressures and demand for CTS’ products; the Company’s successful execution of its restructurings and profit improvement plans; and risks associated with CTS’ international operations, including trade and tariff barriers, exchange rates and political and geopolitical risks.  For more detailed information on the risks and uncertainties associated with CTS’ business, see the reports CTS files with the SEC, available at http://www.ctscorp.com/investor_relations/investor.htm.  CTS undertakes no obligation to publicly update its forward-looking statements to reflect new information or events or circumstances that arise after the date hereof, including market or industry changes.

Contact:                Donna L. Belusar, Senior Vice President and Chief Financial Officer, or
Mitchell J. Walorski, Director of Investor Relations
CTS Corporation, 905 West Boulevard North, Elkhart, IN 46514
Telephone (574) 523-3800  FAX (574) 293-6146